November 6, 2012

Alllen & Vellone, P.C.
1600 Stout St., Suite 1100.
Denver, Colorado 80202
Attn.: Patrick J. Russell

Re: Document Escrow Agreement – Joint Instruction Letter

Dear Mr. Russell:

This letter constitutes joint written instructions to Allen & Vellone, P.C. ("Escrow Agent") from the undersigned, consisting of Polar Petroleum (AK) Corp., as Buyer, and Daniel K. Donkel and Samuel H. Cade, as Sellers, under the terms of that certain Document Escrow Agreement dated effective as of October 30, 2012.

The joint written instructions are as follows:

1. Due to complications arising from the hurricane/tropical storm Sandy, the Buyer was not able to complete, until November 5, 2012, the wire transfer to the Escrow Agent of the $150,000 purchase price due at Closing under the terms of that certain Purchase Agreement dated effective as of October 30, 2012. Notwithstanding the foregoing, the undersigned hereby acknowledge and agree that the date for receipt of the $150,000 purchase price under the terms of the Purchase Agreement shall be and is hereby extended until November 5, 2012. Accordingly, the wired funds were timely received by the Escrow Agent under the terms of the Document Escrow Agreement and the Purchase Agreement..

2. The Escrow Agent shall deliver the wired funds to the Sellers in accordance with the provisions set forth in Section 2.02(a) of the Document Escrow Agreement.

Thank you for your assistance in this matter. If there are any questions or comments pertaining to these joint instructions or other escrow matters, please advise.

Sincerely yours,

POLAR PETROLEUM (AK) CORP.

By_____________________
Daniel Walker, President